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                                  EXHIBIT 8.1
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                          FORM OF FEDERAL TAX OPINION


January 12, 1998


Board of Trustees
Brookline Savings Bank
Board of Directors
Brookline Bancorp, Inc.
Board of Trustees
Brookline Bancorp, M.H.C.
160 Washington Street
Brookline , Massachusetts  02147

                     RE:  MUTUAL HOLDING COMPANY FORMATION
                          --------------------------------

Ladies and Gentlemen:

     We have been requested as special counsel to Brookline Savings Bank (the "Bank"), a Massachusetts chartered mutual savings bank, Brookline Bancorp, M.H.C., a Massachusetts chartered mutual holding company (the "Holding Company"), and Brookline Bancorp, Inc. a Massachusetts chartered stock company (the "Stock Holding Company") to express our opinion concerning certain Federal income tax matters relating to the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock issuance Plan (the "Plan of Reorganization") of the Bank, the Mutual Holding Company, a newly organized Massachusetts chartered stock savings bank established by the Mutual Holding Company as a subsidiary (the "Stock Bank"), and the Stock Holding Company. Upon consummation of the merger, Stock Bank will assume the name "Brookline Savings Bank."

     In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.
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Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 2



     In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Trustees of the Bank at a meeting duly called and held and by the corporators of the Bank at a Meeting of Corporators duly called and held pursuant to Massachusetts law; that the Bank will comply with the terms and conditions of the Plan of Reorganization; and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed treasury regulations thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Sections 368(a)(1)(A) and 368(a)(2)(D), the other applicable state and Federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service (the "Service") or a court.

     For purposes of this opinion, we are relying on the representations provided to us by the Bank as described in the Affidavit of Representations of the President of the Bank, incorporated herein by reference.
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Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 3



                              STATEMENT OF FACTS
                              ------------------

     The Bank is a Massachusetts chartered mutual savings bank headquartered in Brookline, Massachusetts. The Bank is regulated by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner"), including the Division of Banks and the Board of Bank Incorporation. The Bank is also regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's principal executive office is located at 160 Washington Street, Brookline, Massachusetts 02147. The Bank has, and the Mutual Holding Company and Stock Holding Company will have, a December 31 fiscal year end.

     As a Massachusetts-chartered mutual savings bank, the Bank has no capital stock. Instead, depositors of the Bank possess the right (i) to share in the Bank's current earnings (which is in the nature of the right to receive interest on deposits); and (ii) upon liquidation of the Bank, to share in any surplus remaining after all of the Bank's liabilities have been satisfied. A depositor's rights terminate when the depositor's account is closed.

                             PROPOSED TRANSACTION
                             --------------------

     On October 8, 1997, the Board of Trustees of the Bank adopted the Plan of Reorganization. In a separate meeting of the corporators of the Bank, held on November 24, 1997 the corporators of the Bank approved the Plan of Reorganization. For what are represented to be valid business purposes, the Bank's Board of Trustees has decided to convert to the mutual holding company structure pursuant to Chapter 167H of the Massachusetts General Laws Annotated. The following steps are proposed:

     (i) Corporators will organize a de novo mutual savings bank ("De Novo Bank") and will capitalize De Novo Bank with $10,000;

     (ii) De Novo Bank will reorganize as a Massachusetts chartered mutual holding company to be named Brookline Bancorp, M.H.C. ("Mutual Holding Company") pursuant to Massachusetts law;

     (iii) The Mutual Holding Company will organize and transfer virtually all of its assets (i.e., $10,000) to a new stock savings bank subsidiary of Mutual Holding Company ("Stock Bank"), in exchange for 100% of Stock Bank's common stock;
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Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 4



     (iv) Bank will merge with and into the Stock Bank with the Stock Bank as the surviving entity. Contemporaneously with the merger, Stock Bank will change its name to Brookline Savings Bank.

     (v) The Mutual Holding Company will organize a Delaware chartered stock as a separate wholly-owned company subsidiary of the (the "Stock Holding Company") Mutual Holding Company.

     (vi) The Mutual Holding Company will contribute all of the shares of common stock of the Stock Bank to the Stock Holding Company.

     (vii) Contemporaneously, with the contribution set forth in "(vi)" the Stock Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Direct Community Offering.

     Upon the transfer of assets by the Bank to the Stock Bank and the Stock Bank's assumption of the Bank liabilities, if any, those persons who, as of the date of the exchange, hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holders of each such deposit account will have liquidation rights with respect to the Mutual Holding Company rather than the Stock Bank. Similarly, borrowers of the Bank will become borrowers of the Stock Bank with the same status they had with the Bank.

     The principal purposes of the Reorganization are to reorganize the Bank into a corporate structure that enables it to access capital sources not available to mutual savings banks, and to facilitate acquisitions and the diversification of the Holding Company's activities.

     Following the Reorganization, the Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of the Stock Holding Company. The Stock Holding Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company.

Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 5



                              SUMMARY OF OPINIONS
                              -------------------

     Based on the facts, representations and assumptions set forth herein, we are of the opinion that:


     1. The conversion of the De Novo Bank into the Mutual Holding Company, a Massachusetts mutual holding company, will qualify as a tax-free reorganization under Code Section 368(a)(1)(F).

     2. Based on the opinion of Massachusetts legal counsel that the merger of the Bank into Stock Bank qualifies as a merger under Massachusetts law, the merger of the Bank into the Stock Bank with the Stock Bank as the survivor and the transfer of the depositors' equity interest in the Bank to the Mutual Holding Company in exchange for equity interests in the Mutual Holding Company qualifies as a tax-free reorganization described in Code Sections 368(a)(1)(A) and 368(a)(2)(D). Bank, Stock Bank and Mutual Holding Company are each "a party to the reorganization," as defined in Code Section 368(b).

     3. Bank will recognize no gain or loss upon the transfer of substantially all its assets to Stock Bank solely in exchange for equity interests (voting and liquidation rights) in Mutual Holding Company and Stock Bank's assumption of its liabilities, if any. (Rev. Rul. 57-278, 1957-1 C.B. 124).

     4. Neither Stock Bank nor Mutual Holding Company will recognize gain or loss upon the receipt by Stock Bank of substantially all of the assets of Bank in exchange for equity interests in Mutual Holding Company and Stock Bank's assumption of Bank's liabilities.

     5. The Mutual Holding Company's basis in the stock of Stock Bank will increase by an amount equal to Bank's net basis in the property transferred to the Stock Bank.

     6. Stock Bank's basis in the property received from Bank will be the same as the basis of such property in the hands of Bank immediately prior to the Reorganization. Code Section 362(b).
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Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 6



     7. Stock Bank's holding period for the property received from Bank will include the period during which such property was held by Bank. Code
          Section 1223(2).

     8. Subject to the conditions and limitations set forth in Code Sections 381, 382, 383, and 384 and the Treasury regulations promulgated thereunder, Stock Bank will succeed to and take into account the items of Bank described in Code Section 381(c). (Section 381(a) and Section 1.381(a)-1 of the Income Tax Regulations).

     9. No gain or loss will be recognized by the depositors of Bank on the receipt of equity interests with respect to Mutual Holding Company in exchange for their equity interests surrendered therefor. Section 354(a)(1).

     10. Each depositor's aggregate basis, if any, in the Mutual Holding Company equity interest received in the exchange will equal the aggregate basis, if any, of each depositor's equity interest in the Bank. Code Section 358(a)(1).

     11. The holding period of Mutual Holding Company equity interests received by the depositors of Bank will include the period during which the Bank equity interests surrendered in exchange therefor were held. Code
          Section 1223(1).

     12. The Mutual Holding Company and the minority stockholders of the Stock Holding Company ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Stock Holding Company in exchange for stock of the Stock Holding Company. Code Sections 351(a) and 357(a):

     13. The Stock Holding Company will recognize no gain or loss upon its receipt of property from the Mutual Holding Company and Minority Stockholders in exchange for Common Stock of Stock Holding Company. Code Section 1032(a).

     14. The Mutual Holding Company will increase its basis in its shares of Stock Holding Company Common Stock by the Mutual Holding Company's basis in its Stock Bank stock.

                                 *     *     *
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Brookline Savings Bank
Brookline Bancorp, Inc.
Brookline Bancorp, M.H.C.
January 12, 1998
Page 7




     The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us.

     There can be no assurance that contrary positions to the ones set forth in our opinions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions.

     It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered solely for the benefit of the Mutual Holding Company, the Stock Holding Company, the Bank, and prospective investors in connection with the proposed transactions described herein, and may not be delivered to or relied upon by any other person or entity without our express written consent, provided, however, you are authorized to furnish a copy of this letter to Foley, Hoag, & Eliot LLP, who may rely on this letter for the sole purpose of rendering their opinion to Brookline Savings Bank, Brookline Bancorp, Inc. and Brookline Bancorp, M.H.C. with respect to the state tax consequences of the transactions set forth herein.

                              Very truly yours,



                              LUSE LEHMAN GORMAN POMERENK
                              & SCHICK, A Professional Corporation